EXHIBIT 99.1

T-3 Energy Services, Inc. Announces the Completion of a Joint Participation Agreement With Servicios Y Maquinaria De Mexico, S.A. DE C.V.

HOUSTON, July 21, 2005 (PRIMEZONE) -- T-3 Energy Services, Inc. ("T-3") (Nasdaq:TTES) announced today that it has completed a joint participation agreement with Servicios Y Maquinaria De Mexico, S.A. DE C.V., ("SYMMSA"), a subsidiary of GRUPO R, a multi-billion-dollar conglomerate of companies that provide services to the energy and industrial sectors in Mexico. T-3 and SYMMSA have agreed to incorporate T-3 Energy Services Mexico, S. de R.L. de C.V., (the "Company"), that will be operated and controlled by both parties in equal percentages. Under the terms of the agreement, T-3 will provide the Company its pressure control products and services, trademark and trade name, license know how and other services. SYMMSA will provide the business with the exclusive use of its real estate, building facilities, machinery and equipment, labor force and it will assist the Company in its marketing and sales efforts in Mexico.

T-3 Energy's Chairman, President and CEO, Gus D. Halas, commented, "We are extremely excited about the completion of our joint participation agreement with SYMMSA. With SYMMSA and GRUPO R's vast experience and contacts in the oil and gas industry, this alliance will allow T-3 to expand substantially all of its pressure control group's products and services into Mexico. Not only will it enhance our responsiveness to our existing customer base presently located in Mexico, it will also allow us to accomplish a part of another component of our strategic plan to further expand our market share and customer base in the international oil and gas industry."

T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the upstream oil and gas industry, petrochemical and refinery plants, shipyards and offshore fabrication companies.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by T-3 Energy Services with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward looking statements.

CONTACT:  T-3 Energy Services, Inc.
          Michael T. Mino, Vice President - CFO
          713-996-4110
          mmino@t3es.com